EXHIBIT 10.87

                AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT


     THIS AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT NO. W-_____ of Workflow Management, Inc., a Delaware corporation (the "Company") is entered as of August 1, 2003 between the Company and [LENDER NAME] ("Holder").

     WHEREAS, pursuant to a certain Warrant Purchase Agreement dated as of January 15, 2003 among the Company, Holder and the other parties named therein, as amended by a certain Amendment No. 1 thereto of even date herewith (the "Warrant Purchase Agreement"), the Company issued Common Stock Purchase Warrant No. W-___ to Holder (the "Warrant"); and

     WHEREAS, in connection with certain loan modification transactions of even date herewith among the Company and the Participants (as defined in the Warrant Purchase Agreement), the Company and Holder desire to amend certain terms of the Warrant in the manner set forth below;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Amendments.

          1.1 The first paragraph of Section 2.1 of the Warrant is hereby deleted in its entirety and replaced with the following paragraph:

          "This Warrant shall become exercisable, if at all, on such dates as are specified in Schedule A attached hereto (each, a "Tranche Exercise Date"), and only as to such aggregate numbers of shares of Common Stock as are set forth in such Schedule with respect to such Tranche Exercise Dates (each, a "Warrant Shares Tranche"), and only if the conditions precedent set forth in such Schedule with respect to such respective Tranche Exercise Dates are met on and as of such respective dates. The initial purchase price per share with respect to all shares of Common Stock in any Warrant Shares Tranche for which this Warrant becomes exercisable (each, a "Tranche Exercise Price") shall be equal to the Average Market Price (as defined below) on and as of the Tranche Exercise Date on which this Warrant becomes exercisable for such Warrant Shares Tranche. If on any Tranche Exercise Date this Warrant becomes exercisable for a Warrant Shares Tranche, then this Warrant shall remain exercisable for such Warrant Shares Tranche until the earlier to occur of (a) exercise of such Warrant Shares Tranche

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          in full, or (b) January14, 2013. Each Warrant Shares Tranche for which this Warrant becomes exercisable shall be cumulative with all other Warrant Shares Tranches for which this Warrant previously has become, and thereafter becomes, exercisable."

          1.2 Schedule A to the Warrant is hereby deleted in its entirety and replaced with Schedule A attached hereto.

     2. No Other Changes. Except as amended by this Amendment No. 1, the Warrant shall remain in full force and effect as originally written.

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     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to
Common Stock Purchase Warrant as of the date first above written.

Company:
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WORKFLOW MANAGEMENT, INC.


By:  /s/ Workflow Management, Inc.
   -----------------------------------
Title:
      --------------------------------


Holder:
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[LENDER NAME]


By:
   -----------------------------------
Title:
      --------------------------------


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                                   SCHEDULE A
                                   ----------

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 15, 2003 among the Company and the lending institutions named therein (the "Lenders"), as amended by that certain First Amendment and Waiver thereto dated as of August 1, 2003 (the "Credit Agreement").

     1. This Warrant shall become exercisable for 400,000/(1)/ shares of Common Stock on December 31, 2003 if (a) the Company shall not, on or before November 30, 2003, have delivered to the Agent (as defined in the Credit Agreement) a Repayment Plan (as defined below), or (b) if the Company shall, on or before November 30, 2003, have delivered to the Agent a Repayment Plan and the Required Percentage of Lenders (as defined below) shall not, on or before December 31, 2003, have approved in writing such Repayment Plan.

     2. This Warrant shall become exercisable for an additional 400,000/(1)/ shares of Common Stock on the Commencement Date (as defined below), if any.

     3. This Warrant shall become exercisable for an additional 400,000/(1)/ shares of Common Stock on each of (a) the last day of the calendar month (the "Post-Commencement Month") immediately following the month, if any, in which the Commencement Date occurs, and (b) the last day of each calendar month following the Post-Commencement Month.

     4. Notwithstanding the foregoing paragraphs 1 - 3, the total aggregate number of shares of Common Stock issuable under this Warrant shall not exceed 2,400,000/(1)/.

     5. As used herein, the following terms have the respective meanings set forth below. For purposes of paragraph 5(e) below, capitalized terms used therein and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

          (a) "Repayment Plan" means a detailed written plan of the Company, together with reasonable supporting documentation (including, without limitation, financial statements and projections of revenues, cash flows and other financial information, and, as applicable, letters of intent, memoranda of understanding, commitment letters, agreements and the like respecting any sales or other dispositions of assets or recapitalization of the Company and/or any of its subsidiaries), demonstrating (i) the method by which the Company intends to pay in full all Obligations (as defined in the Credit Agreement) not later than March 31, 2004, and (ii) the Company's ability to consummate such a plan within the time provided.

          (b)  "Commencement Date" means the earlier of (i) March 31, 2004, or
(ii) ninety (90) days following the Abandonment Date (as defined below); provided, that if the Abandonment Date occurs prior to October 2, 2003, then the Commencement Date shall be December 31, 2003.

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          (c)  "Abandonment Date" means such date, if any, on which the Company shall have abandoned, terminated or otherwise ceased efforts to consummate a Sale (as defined below).

          (d) "Sale" means a tender offer, merger, consolidation, or other transaction in which the outstanding shares of common stock of the Company are acquired by a third party, or a sale of all or substantially all of the assets of the Company and its subsidiaries in a single transaction or series of related transactions, in each case which provide that, and will result in sufficient cash proceeds in order that, all Obligations (as defined in the Credit Agreement) will be paid in full at closing in cash.

          (e) "Required Percentage of Lenders" means, as of any date, Non-Defaulting Lenders the sum of whose Revolving Commitments (or after the termination thereof, outstanding Revolving Loans and Dollar Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) and outstanding Term Loans represent an amount equal to or greater than sixty-six and two-thirds percent (66-2/3%)(a) of the Total Revolving Commitment less the Revolving Commitments of Defaulting Lenders plus (b) the aggregate amount of all Term Loans outstanding to all Lenders (or after the termination of the Total Revolving Commitment, the sum of (a) the then total outstanding Revolving Loans and the aggregate Dollar Percentages of all Non-Defaulting Lenders in outstanding Swingline Loans and Letter of Credit Outstandings at such time plus
(b) the aggregate amount of all Term Loans outstanding to all Lenders).

Notes:
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(1)  subject to adjustment for stock splits, stock dividends, reclassifications, recapitalizations, reorganizations and the like under the specific terms and conditions of this Warrant.

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